EXHIBIT 99.1

Q2 Holdings, Inc. acquires Centrix Solutions, Inc.

Union accelerates development
of risk management, treasury and compliance offerings
for community financial institutions

AUSTIN, TX (July 31, 2015) — Q2 Holdings, Inc. (NYSE: QTWO), a provider of secure, cloud-based virtual banking solutions, today announced the acquisition of Lincoln, Nebraska-based Centrix Solutions, Inc., a privately-held company that provides financial institutions with products that detect fraud, manage risk and simplify compliance. The acquisition furthers Q2’s commitment to accelerating the development and adoption of innovative secure banking platform solutions for community financial institutions across the country.

Effective today, Centrix Solutions, Inc. will now be branded as Centrix Solutions, a Q2 company. Centrix’s co-founder and president Tim Schnell will continue to run the business and report directly to Q2’s CEO Matt Flake.

“Centrix Solutions is known for first-class offerings and highly-impressive customer service. We plan to further that reputation by investing in and growing Centrix. Their vision, culture and commitment to community financial institutions matches the vision and standards we have at Q2,” said Matt Flake, president and CEO of Q2. “Our companies have been working together since 2007. Now we have the ability to advance our product offerings together and ensure that our community financial institutions are always getting the very best when it comes to managing risk and mitigating fraud.”

The acquisition of Centrix provides Q2 with the ability to deliver additional expertise and solutions that strengthen Q2’s security, compliance and risk management capabilities and offerings. Centrix and Q2 have partnered together for years with many mutual clients, making today’s acquisition a natural extension of that relationship. Centrix’s product offerings are complementary to the Q2 platform and vice versa, which will continue to allow for smart cross-marketing to credit union and community banks alike. Centrix has a loyal following with several of the leading digital banking and core processing vendors in Q2’s market and is serving over 316 credit union and community bank clients across the country.

“It’s an exciting day for us here at Centrix. When it comes to virtual banking, no brand is more respected than Q2 among community financial institutions. Being a part of Q2 bolsters not only our resources but our infrastructure, empowering us to advance our business while continuing to serve our clients at the rate and with the quality we are known for,” said Tim Schnell, co-founder and president of Centrix. “It’s a smart union in that we are able to tap into the robust infrastructure Q2 has established, allowing us to focus on our mission of delivering innovative products and services to the vast number of community financial institutions both companies are committed to serving.”

Q2 plans to support Centrix in conducting business in the manner that has made them a trusted brand while providing them with the infrastructure and technology support to advance product offerings across the three areas in which Centrix is so respected, including treasury management, compliance and risk management and bank operations solutions.

Acquisition Terms:
Q2 acquired all of the outstanding capital stock of Centrix in exchange for $20 million cash payable at closing, subject to a customary working capital adjustment. The former shareholders of Centrix also have the right to receive in the aggregate up to an additional $9 million based upon the achievement of certain milestones and the continued employment of certain shareholders.

The transaction will be discussed in more detail on the second quarter 2015 results conference call scheduled for August 6th.

About Centrix Solutions, Inc.:
Centrix Solutions, located in Lincoln, Nebraska, provides financial institutions with products and services to help detect fraud, manage risk and optimize efficiency. With a product line that encompasses treasury management, compliance and risk management and bank operations, Centrix provides clients with a broad array of strategic technology solutions. More information can be found at www.centrixsolutions.com.

About Q2 Holdings, Inc.:
Q2 is a leading provider of secure, cloud-based virtual banking solutions headquartered in Austin, Texas. Q2 enables regional and community financial institutions, or RCFIs, to deliver a robust suite of integrated virtual banking services and engage more effectively with their retail and commercial account holders who expect to bank anytime, anywhere and on any device. Q2 solutions are often the most frequent point of interaction between its RCFI customers and their account holders. As such, Q2 purpose-built its solutions to deliver a compelling, consistent user experience across digital channels and drive the success of its customers by extending their local brands, enabling improved account holder retention and creating incremental sales opportunities.

Forward-looking Statements:
This press release contains forward-looking statements, including statements about the ability of Centrix’s products to integrate with Q2’s solutions to successfully provide treasury management, compliance and risk management and bank operating solutions; the ability of Q2 to advance its product offerings together with Centrix; and the ability to cross-market Q2 and Centrix’s products. The forward-looking statements contained in this press release are based upon Q2’s current plans, estimates and expectations and are not a representation that such plans, estimates or expectations will be achieved. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (a) risks related our ability to successfully integrate Centrix and its technology and personnel; (b) risks related to the execution of our plans, strategies and forecasts, including with respect to our security, compliance, and risk management capabilities and offerings; (c) risk related to the demand for these offerings; (d) risks related to our expectations with respect to the business of Centrix after completion of the transaction and our ability to realize additional opportunities for growth and innovation; and (e) other risks and potential factors that could affect our business and financial results identified in Q2’s filings with the Securities and Exchange Commission. These filings are available on the SEC Filings section of the Investor Relations section of Q2’s website at http://investors.q2ebanking.com/. These forward-looking statements represent Q2’s expectations as of the date of this press release. Subsequent events may cause these expectations to change, and Q2 disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.

MEDIA CONTACT:	INVESTOR CONTACT:
Kathleen Lucente	Bob Gujavarty
Red Fan Communications	Q2 Holdings, Inc.
O: (512) 551-9253 / C: (512) 217-6352	O: (512) 439-3447
kathleen@redfancommunications.com	bobby.gujavarty@q2ebanking.com

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